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MEDAREX                                                     .......news release
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    707 State Road, Ste. 206o Princeton, NJ 08540-1437 o Tel. (609) 430-2880
                      o Fax (609) 430-2850 o www.medarex.com





         Medarex Announces the Sale of 2,086,265 Shares of Common Stock
                         in a Follow-On Public Offering

  Princeton, N.J. Mar. 3, 2000 -- Medarex, Inc. (NASDAQ: MEDX) today announced the public offering of 2,086,265 shares of Common Stock at a price of $172.00 per share. Following the offering, the Company will have approximately 34.75 million shares of Common Stock outstanding, assuming no exercise of the underwriters' 312,939 share over-allotment option. The shares were offered by an underwriting group led by Morgan Stanley Dean Witter, Chase H&Q, Dain Rauscher Wessels, and Warburg Dillon Read LLC.

  More information about this offering is available in the Company's prospectus dated March 2, 2000 and filed with the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

  Medarex, Inc., headquartered in Princeton, is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight life-threatening and debilitating diseases.

  Except for the historical information contained herein, the matters discussed in this news release may include forward-looking statements. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company's business, including, without limitation, risks and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Company's products, the impact of competitive products and pricing, and the Company's ability to obtain additional financing to support its operations. The Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.